Exhibit 10.7.1

AMENDMENT NO. 1 TO CREDIT AGREEMENT

AMENDMENT NO. 1 TO CREDIT AGREEMENT, dated as of September 8, 2004 (this “Amendment”), among ITC^DeltaCom, Inc., a Delaware corporation (the “Parent”), Interstate FiberNet, Inc., a Delaware corporation (the “Borrower”), the subsidiary guarantors listed on the signature pages hereof, the banks, financial institutions and other institutional lenders parties to the Credit Agreement referred to below (collectively, the “Lender Parties”) and General Electric Capital Corporation, as administrative agent (the “Administrative Agent”) for the Lender Parties and as collateral agent (together with the Administrative Agent, the “Agents”);

RECITALS:

WHEREAS, the Borrower, the Parent, the Subsidiary Guarantors, the Lenders and the Agents have entered into a Credit Agreement, dated as of October 6, 2003 (as amended, supplemented or otherwise modified through the date hereof, the “Credit Agreement”);

WHEREAS, the Parent, Boatramp Co., a Delaware corporation and wholly owned direct subsidiary of the Parent, Florida Digital Network, Inc., a Delaware corporation, and other parties have entered into an Agreement and Plan of Merger, dated as of the date hereof, pursuant to which (a) the Parent will acquire Florida Digital Network, Inc. by the merger of Boatramp Co. with and into Florida Digital Network, Inc. and (b) the Parent will issue its common stock to the stockholders of Florida Digital Network, Inc. as consideration for such merger;

WHEREAS, to facilitate the foregoing transactions, the Borrower, the Parent and the Subsidiary Guarantors have requested certain amendments to the Credit Agreement as hereinafter set forth; and

WHEREAS, the Required Lenders are, on the terms and conditions stated below, willing to grant such request, and the Borrower, the Parent, the Subsidiary Guarantors, the Required Lenders and the Administrative Agent have agreed to amend the Credit Agreement as hereinafter set forth;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree that the Credit Agreement shall be amended as follows:

SECTION 1. Definitions; Section References. Capitalized terms not otherwise defined in this Amendment have the same meanings as specified in the Credit Agreement. Unless otherwise specified herein or the context otherwise indicates, references in this Amendment to any “Section” are to Sections of the Credit Agreement.

SECTION 2. Amendments to Credit Agreement. Effective as of the Amendment No. 1 Effective Date (as such term is defined in Section 4 of this Amendment), the Credit Agreement is amended as follows:

(a) The definitions of “Change of Control,” “Debt,” “Governance Agreement,” “Material Adverse Effect,” “Material Contract,” “Redeem,” “Senior Debt,” “Surviving Debt” and “Total Leverage Ratio” in Section 1.01 are amended in full to read as follows:

“Change of Control” means the occurrence on any date after the Amendment Effective Date of any of the following: (a) a “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) of more than 35% of the total voting power of the Voting Stock of the Parent on a Fully Diluted Basis and such ownership represents a greater percentage of the total voting power of the Voting Stock of the Parent, on a Fully Diluted Basis, than the percentage of the total voting power of the Voting Stock of the Parent, on a Fully Diluted Basis, beneficially owned (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) by the Existing Stockholders on such date; or (b) individuals who on the Amendment Effective Date constitute the board of directors of the Parent (together with any new directors whose appointment by the board of directors of the Parent or whose nomination by the board of directors of the Parent for election by the Parent’s stockholders was approved by a vote of at least a majority of the members of the board of directors then in office who either were members of the board of directors on the Amendment Effective Date or whose appointment or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the board of directors then in office; or (c) the Parent shall cease to own 100% of the Equity Interests of the Borrower. Notwithstanding clause (a) of this definition, no Person for purposes of such clause (a) shall be deemed to be the “beneficial owner” (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) of the Voting Stock of the Parent solely because such Person is a member of a “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) formed solely to enable the Parent to qualify as a “Controlled Company” pursuant to Rule 4350(c) of the Marketplace Rules of The Nasdaq Stock Market, Inc. or any successor rule. For purposes of clause (b) of this definition, all Board Designees shall be deemed to be members of the board of directors of the Parent whose appointment or nomination for election was approved in the manner specified in clause (b).

“Debt” of any Person means, at any time without duplication, (a) all indebtedness of such Person for borrowed money, (b) all Obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than 90 days incurred in the ordinary course of such Person’s business, unless such trade payables overdue by more than 90 days are contested in good faith by such Person), (c) all Obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Obligations of such Person as lessee under Capitalized Leases, (f) all Obligations of such Person under acceptance, letter of credit or similar facilities, (g) all Obligations of such Person to Redeem any Equity Interests (other than Reorganization Securities, Merger Agreement Securities or FDN Merger Agreement Common Stock) in such Person or in any other Person, or to Redeem options, warrants or other rights to purchase or otherwise acquire such Equity Interests (other than Reorganization Securities, Merger Agreement Securities or FDN Merger Agreement Common Stock), before the date which is six months after the Termination Date (provided, that if the exercise of the right to Redeem such Equity Interests or options, warrants or other rights is at the option of such Person under the terms of such Equity Interests or otherwise, the date of such Person’s exercise, if any, of such right to Redeem shall be the date on which such Person shall first be deemed to have an Obligation to Redeem such Equity

Interests or options, warrants or other rights for purposes of this definition), valued in the case of Preferred Interests at the stated liquidation preference of such Preferred Interests plus accrued and unpaid dividends from time to time, (h) all Obligations of such Person in respect of Hedge Agreements, valued at the Agreement Value thereof, (i) all Contingent Obligations of such Person and (j) all indebtedness and other payment Obligations referred to in clauses (a) through (i) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment Obligations. Notwithstanding clause (g) of this definition, the Obligations referred to in such clause (g) as constituting “Debt” shall not include Obligations of such Person to Redeem Equity Interests in such Person (or to Redeem options, warrants or other rights to purchase or otherwise acquire such Equity Interests) in exchange for, or out of the proceeds of a substantially concurrent offering of, other Equity Interests (or options, warrants or other rights to purchase or otherwise acquire such other Equity Interests) in such Person, provided, that any Obligations of such Person to Redeem such other Equity Interests (or to Redeem options, warrants or other rights to purchase or acquire such other Equity Interests) shall be subject to the provisions of such clause (g).

“Governance Agreement” means the Governance Agreement, dated as of July 2, 2003, as amended, among the Parent and the investors listed on the signature pages thereto.

“Material Contract” means, with respect to any Person, each contract to which such Person is a party involving aggregate consideration payable to or by such Person of $10,000,000 or more in any year or otherwise material to the business, condition (financial or otherwise), operations, performance, properties or prospects of such Person. With respect to the Loan Parties, the Merger Agreement and the FDN Merger Agreement each shall be deemed to be a Material Contract.

“Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of the Loan Parties (other than the Parent), taken as a whole, (b) the rights and remedies of the Agents or any Lender Party under any Loan Document or (c) the ability of any Loan Party to perform its Obligations under any Loan Document of which it is or is to be a party.

“Redeem” means to purchase, redeem or otherwise retire or acquire for value, provided, however, that, notwithstanding the foregoing, “Redeem” shall not include (a) the acquisition and/or retirement by the Parent of Equity Interests of the Parent which are surrendered to the Parent as indemnification payments pursuant to the Merger Agreement or the FDN Merger Agreement, (b) the acquisition and/or retirement by the Parent of Common Stock or other Equity Interests of the Parent tendered by the holder of an Equity Plan Security in payment of an exercise or purchase price specified in such Equity Plan Security or (c) a Benefit Plan Exchange Offer.

“Senior Debt” means, for any period, all Debt of each Loan Party other than the Parent, secured by a first priority Lien on real or personal property of such Loan Party, but excluding any Debt or other obligations owing to Southern Telecom, Inc., provided, that Capitalized Lease payments owing to Southern Telecom, Inc. for any Fiscal Year are less than $1,500,000.

“Surviving Debt” means Debt of each Loan Party and its Subsidiaries outstanding immediately after giving effect to the consummation of, as the case may be, the Merger Transactions and the FDN Merger Transactions.

“Total Leverage Ratio” means, at any date of determination, the ratio of (x) Consolidated debt to (y) Consolidated EBITDA, in each case, of or by the Parent and its Subsidiaries during the twelve-month period ending on the last date of the most recently ended calendar month. For purposes of computing Total Leverage Ratio only, the term “debt” as used in clause (x) above means, without duplication, (a) Debt under the Loan Documents, (b) Debt under the First Lien Loan Documents, (c) Debt referred to in clauses (c) and (d) of the definition of “Assumed BTI Debt,” (d) all Funded Debt, (e) all Debt for Borrowed Money, (f) all Obligations in respect of Hedge Agreements, valued as provided in clause (h) of the definition of “Debt,” (g) the Assumed FDN Debt, and (h) all Obligations as lessee under Capitalized Leases.

(b) Section 1.01 is further amended to add the following definitions thereto:

“Amendment No. 1” means that certain Amendment No. 1 to Credit Agreement among the Parent, the Borrower, the Subsidiary Guarantors, the Lenders named therein and the Agents, dated as of September 8, 2004.

“Assumed FDN Debt” means all Debt Incurred by FDN and its Subsidiaries and outstanding as of the FDN Merger Closing Date, all of which Debt shall constitute Surviving Debt for all purposes of this Agreement and the other Loan Documents.

“FDN” means Florida Digital Network, Inc., a Delaware corporation.

“FDN Merger” means the merger of FDN Merger Co. with and into FDN upon the terms and subject to the conditions set forth in the FDN Merger Agreement.

“FDN Merger Agreement” means the Agreement and Plan of Merger, dated as of September 8, 2004, as amended, among the Parent, FDN Merger Co., FDN and the stockholders of FDN identified on the signature pages thereto.

“FDN Merger Agreement Common Stock” means the Common Stock of the Parent issued or issuable pursuant to the FDN Merger Agreement.

“FDN Merger Closing Date” means the date on which the effective time of the FDN Merger shall occur.

“FDN Merger Co.” means Boatramp Co., a Delaware corporation and wholly owned direct subsidiary of the Parent.

“FDN Merger Transactions” means the transactions contemplated by the FDN Merger Agreement, including, without limitation, (a) the FDN Merger and (b) the issuance of the FDN Merger Agreement Common Stock by the Parent.

“Third Capital Lease Amendment” means the Third Amendment to the Schedules and Leases, dated as of the date of Amendment No. 1, among NTFC, solely in its capacity as lessor, General Electric Capital Corporation, solely in its capacity as lessor, the Borrower and ITC^DeltaCom Communications, Inc.

(c) Subsections 2.05(b)(ii) and (iii) are amended to read in full as follows:

(ii) The Borrower shall, within two Business Days after the date of receipt of the Net Cash Proceeds by any Loan Party other than the Parent from (A) the sale, lease, transfer or other disposition of any assets of such Loan Party (other than leases in the ordinary course of business or any sale, lease, transfer or other disposition of assets pursuant to clause (i), (ii), (iv) or (v) of Section 5.02(e)) and (B) any Extraordinary Receipt received by, or paid to, or for the account of, such Loan Party and not otherwise included in clause (A) above, prepay an aggregate principal amount of the Advances comprising part of the same Borrowings in an amount equal to the amount of such Net Cash Proceeds.

(iii) The Borrower shall, within two Business Days after the date of receipt, prepay an aggregate principal amount of the Advances comprising part of the same Borrowings in an amount equal to 33.33% of the proceeds received on account of any offering of any Equity Interests of the Parent or any other Loan Party on or after September 30, 2004, except for Equity Interests consisting of any (A) Reorganization Securities, (B) Merger Agreement Securities, (C) Common Stock of the Parent, the proceeds of the issuance and sale of which are applied to refinance the Series A Preferred Stock or Series B Preferred Stock at not more than 100% of liquidation value plus accrued dividends, (D) FDN Merger Agreement Common Stock or (E) Equity Plan Securities.

(d) Subsection 5.02(b)(iii) is amended to read in full as follows:

(iii) (A) Capitalized Leases not to exceed in the aggregate $70,000,000 (including the GECC Capital Lease, the NTFC Capital Lease and any other Capitalized Leases constituting Surviving Debt) at any time outstanding, and (B) in the case of Capitalized Leases to which any Subsidiary of the Parent is a party, Debt of any other Subsidiary of the Parent of the type described in clause (i) of the definition of “Debt” guaranteeing the Obligations of such Subsidiary under such Capitalized Leases;

(e) Subsection 5.02(b)(vi) is amended to read in full as follows:

(vi) Debt of the Borrower under Hedge Agreements; provided, that such agreements (A) are designed solely to protect any Loan Party other than the Parent against fluctuations in foreign currency exchange rates or interest rates and (B) do not increase the Debt of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder;

(f) Section 5.02(d) is amended to read in full as follows:

(d) Mergers, Etc. Other than as required to consummate the Merger Transactions, merge into or consolidate with any Person or permit any Person to merge into it, or permit any of its Subsidiaries to do so, except that:

(i) any Loan Party other than the Parent may merge with or into or may consolidate with any other Loan Party, provided, that, in the case of any such merger or consolidation to which a Subsidiary Guarantor is a party, the Person formed by or surviving such merger or consolidation (other than the Borrower) shall be a Subsidiary Guarantor;

(ii) any Person other than a Loan Party may merge into the Borrower or may merge with or into or consolidate with any other Loan Party other than the Parent, provided, that either (A)(1) the Parent and its Subsidiaries are in compliance with Sections 5.02(a), (b) and (f) on the date of such merger or consolidation and after giving effect thereto, (2) the consideration for such merger or consolidation consists solely of Capital Stock of the Parent and cash in lieu of fractional shares of such Capital Stock, (3) such Person has positive cash flow measured by EBITDA minus Capital Expenditures, in each case, for the most recent twelve full months preceding the date of such merger or consolidation, (4) immediately preceding the date of such merger or consolidation, the value of the Current Assets of such Person minus unsecured Debt for Borrowed Money of such Person to be assumed in such merger or consolidation minus Capitalized Leases of such Person to be assumed in such merger or consolidation is at least $1.00, and (5) if the date of such merger or consolidation shall occur within twelve months after the Merger Closing Date, the Chief Financial Officer of the Borrower shall certify to the Administrative Agent that the Minimum Required Synergies shall be achieved prior to the date of such merger or consolidation; or (B) the Required Lenders consent to such merger or consolidation;

(iii) in connection with any sale or other disposition permitted under Section 5.02(e) (other than clause (ii) thereof), any Loan Party other than the Borrower and the Parent may merge with or into or may consolidate with any other Person or permit any other Person to merge with or into or consolidate with it; and

(iv) the Loan Parties may consummate the FDN Merger Transactions;

provided, that in each case, immediately after giving effect thereto, no event shall occur and be continuing that constitutes a Default and in the case of any such merger to which the Borrower is a party, (i) the Borrower is the surviving corporation and (ii) except as permitted by Section 5.02(f)(v), such merger does not adversely affect the Debt Rating, if any. The calculations referred to in clauses (ii)(A)(3) and (ii)(A)(4) above shall be made on a Consolidated basis with respect to all Persons that shall become Subsidiaries of the Parent as a result of any individual merger or consolidation to which such calculations shall apply.

(g) Subsection 5.02(g) is amended to read in full as follows:

(g) Restricted Payments. Permit any of its Subsidiaries to declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, make any distribution of assets, Equity Interests, obligations or securities to its stockholders, partners or members (or the equivalent Persons thereof) as such or issue or sell any Equity Interests or accept any capital contributions (other than capital contributions from its parent company to the extent permitted under Section 5.02(f)(i)), or permit any of its Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any Equity Interests in the Parent or any other Subsidiary of the Parent, except that, if no Event of Default has occurred and is continuing, each Subsidiary of the Parent may declare and pay dividends in cash or otherwise make distributions in cash to its parent, including the Parent, provided, however, that such parent, including the Parent, may use the proceeds of such cash dividends and other distributions only to pay (i) scheduled interest and principal of Surviving Debt or any Debt issued or Incurred by such parent, including the Parent, after the Amendment Effective Date in accordance with the terms of Section 5.02(b) and (ii) in the case of the Parent, cash in lieu of issuing fractional shares of its Capital Stock in an aggregate amount not to exceed $250,000.

(h) Subsection 5.02(n) is amended to read in full as follows:

(n) Formation of Subsidiaries. Organize, or permit any Subsidiary to organize, any new Subsidiary except (a) as permitted under Section 5.02(f)(v) or (b) so long as (i) there exists no Default or Event of Default both before and after giving effect to the creation of any new wholly owned Subsidiary and the transfer of any assets to such wholly owned Subsidiary, (ii) immediately upon the creation of any new wholly owned Subsidiary, such Subsidiary shall become a Subsidiary Guarantor, (iii) the applicable Loan Party owning any portions of the stock of any such new wholly owned Subsidiary immediately delivers all shares of stock of the new wholly owned Subsidiary to the First Lien Collateral Agent, subject to the provisions of the Intercreditor and Subordination Agreement, for the benefit of the Lender Parties and the Lender Parties under the First Lien Loan Documents, together with stock powers executed in blank and executes and delivers to the Collateral Agent and immediately delivers to the Collateral Agent pledge agreements pledging all such stock to secure the Obligations and the Obligations under the First Lien Loan Documents, in form substantially similar to the applicable Loan Document.

(i) Subsection 5.02(o) is amended to read in full as follows:

(o) Payment Restrictions Affecting Subsidiaries. Directly or indirectly, enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement or arrangement limiting the ability of any of its Subsidiaries to declare or pay dividends or other distributions in respect of its Equity Interests or repay or prepay any Debt owed to, make loans or advances to, or otherwise transfer assets to or invest in, any Loan Party other than the Parent (whether through a covenant restricting dividends, loans, asset transfers or investments, a financial covenant or otherwise), except (i) the Loan Documents, (ii) the First Lien Loan Documents, (iii) any agreement or instrument evidencing Surviving Debt (including, without limitation, the GECC Capital Lease and the NTFC Capital Lease) and (iv) any agreement in effect at the time such Subsidiary becomes a Subsidiary of such Loan Party, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Parent.

(j) Subsection 5.02(q)(v) is amended to read in full as follows:

(v) Minimum Cash. Permit the sum of (A) cash on-hand and (B) Cash Equivalents, in each case not subject to a Lien (other than Liens in favor of the First Lien Collateral Agent pursuant to the First Lien Loan Documents and Liens in favor of the Collateral Agent pursuant to the Loan Documents) or the use of which is otherwise restricted, to be less than (1) $10,000,000 from the Amendment Effective Date through October 29, 2003, (2) $19,250,000 from October 30, 2003 through such date on which the Borrower is no longer required to maintain a segregated account pursuant to Section 5.01(n)(iv), (3) $10,000,000 from the termination of the segregated account referred to in clause (2) herein until the Amendment No. 1 Effective Date and (4) $15,000,000 thereafter. The amount on deposit in the segregated account maintained pursuant to Section 5.01(n)(iv) shall not be deemed to constitute cash-on-hand or Cash Equivalents for purposes of this Section 5.02(q)(v).

(k) Subsection 5.03(d) is amended to read in full as follows:

(d) Monthly Financials. As soon as available and in any event within 30 days after the end of each month, (i) a Consolidated balance sheet of the Parent and its Subsidiaries as of the end of such month, a Consolidated statement of income and a Consolidated statement of cash flows of the Parent and its Subsidiaries for the period commencing at the end of the previous month and ending with the end of such month, and a Consolidated statement of income and a Consolidated statement of cash flows of the Parent and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such month, setting forth in each case in comparative form the corresponding figures for the preceding month, all in reasonable detail and duly certified by the Chief Financial Officer of the Parent, and (ii) a condensed receivables aging report, prepared in accordance with the Borrower’s customary practice from time to time, for all of the Subsidiaries of the Parent for such month with respect to their major lines of business and any significant specific accounts review necessary to support bad debt allowances, certified by the Chief Financial Officer of the Parent as fairly and accurately reporting the information described therein, and (iii) a certificate of the Chief Financial Officer of the Parent setting forth EBITDA for the last twelve months then ended.

(l) Subsection 5.03(e) is amended to read in full as follows:

(e) Forecasts and Budgets. As soon as available and in any event no later than 45 days after the end of each Fiscal Year, the following prepared by management of the Borrower, in form satisfactory to the Administrative Agent (i) balance sheets, income statements and cash flow statements on a monthly and annual basis for the Fiscal Year following such prior Fiscal Year; (ii) balance sheets, income statements and cash flow statements on an annual basis for each Fiscal Year thereafter until the Termination Date; and (iii) a selling, general and administrative expense budget and a capital expenditure budget for all of the Subsidiaries of the Parent for each Fiscal Year in form and substance reasonably satisfactory to the Administrative Agent.

(m) Subsection 5.03(k) is amended to read in full as follows:

(k) Tax Certificates. (x) Promptly, and in any event within 15 Business Days after the due date (with extensions) for filing the final Federal income tax return in respect of each taxable year, a certificate (a “Tax Certificate”), signed by the President or the Chief Financial Officer of the Borrower, stating that the Borrower has paid to the Internal Revenue Service or other taxing authority, the full amount that the Borrower is required to pay in respect of Federal income tax for such year and that the Subsidiaries of the Parent have received any amounts payable to them, and have not paid amounts in respect of taxes (Federal, state, local or foreign) in excess of the amount they are required to pay, under the Tax Agreement in respect of such taxable year, and (y) all correspondence between the Borrower and the Internal Revenue Service or other taxing authority relating to any request for, grant of and compliance with any extensions granted with respect to the filing of any income tax returns.

(n) Subsection 5.03(n) is amended to read in full as follows:

(n) Real Property. (i) As soon as available and in any event within 30 days after the end of each Fiscal Year, a report supplementing Schedules 4.01(w) and 4.01(x) hereto, including an identification of all owned and leased real property disposed of by the Subsidiaries of the Parent during such Fiscal Year, a list and description (including the street address, county or other relevant jurisdiction, state, record owner, book value thereof and, in the case of leases of property, lessor, lessee, expiration date and annual rental cost thereof) of all real property acquired or leased during such Fiscal Year and a description of such other changes in the information included in such Schedules as may be necessary for such Schedules to be accurate and complete and (ii) promptly inform the Administrative Agent of any investments in any of the real property listed on Schedule

4.01(w) hereto proposed to be made by any Loan Party or Loan Parties such that thereafter, the value thereof shall exceed $1,000,000 individually.

(o) Section 7.08 is amended to read in full as follows:

SECTION 7.08. Release of Guarantor. In the event that all of the capital stock of one or more Guarantors is sold or otherwise disposed of (except to any Subsidiary of the Parent) or liquidated in compliance with the requirements of this Agreement (or such sale or other disposition or liquidation has been approved in writing by the Required Lenders) and the proceeds of such sale, disposition or liquidation are applied in accordance with the provisions of this Agreement, to the extent applicable, such Guarantor shall be released from this Agreement and this Agreement shall, as to each such Guarantor or Guarantors, terminate, and have no further force or effect (it being understood and agreed that the sale of one or more persons that own, directly or indirectly, all of the capital stock or partnership interests of any Guarantor shall be deemed to be a sale of such Guarantor for the purposes of this Section 7.08).

(p) Section 9.05 is amended to read in full as follows:

SECTION 9.05. Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, each Agent and each Lender Party and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Agent, such Lender Party or such Affiliate to or for the credit or the account of any Subsidiary of the Parent against any and all of the Obligations of the Borrower now or hereafter existing under the Loan Documents, irrespective of whether such Agent or such Lender Party shall have made any demand under this Agreement or such Note or Notes and although such obligations may be unmatured. Each Agent and each Lender Party agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Agent and each Lender Party and their respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Agent, such Lender Party and their respective Affiliates may have.

SECTION 3. Waiver and Consent. Effective as of the Amendment No. 1 Effective Date, the Lender Parties irrevocably agree and consent to (i) the consummation of each and every one of the FDN Merger Transactions and (ii) the execution, delivery and performance of the Merger Agreement Amendment by the Parent, notwithstanding that the consummation of any FDN Merger Transaction or the execution, delivery and performance of the Merger Agreement Amendment by the Parent may, in the absence of this Section 3, be deemed to violate or breach, or conflict with, or constitute a Default or an Event of Default under, the Credit Agreement or any other Loan Document. Notwithstanding this Section 3 or any other provision of this Amendment, the Credit Agreement or any other Loan Document to the contrary, the provisions of this Section 3, as they apply to the Credit Agreement and any other Loan Document, shall be deemed to have become effective immediately prior to the consummation of the FDN Merger Transactions. For purposes of this Section 3, (A) the term “FDN Merger Transactions” has the same meaning as such term shall have in the Credit Agreement, as set forth in Section 2(b) of this Amendment and (B) the term “Merger Agreement

Amendment” means the amendment to the Merger Agreement, dated as September 8, 2004, between the Parent and the other Persons listed on the signature pages thereof.

SECTION 4. Amendment No. 1 Effective Date. The “Amendment No. 1 Effective Date” shall mean the time and date on which all of the following conditions shall have been satisfied:

(a) (i) the representations and warranties of the Borrower contained in Section 4.01 of the Credit Agreement shall be true and correct in all material respects as though made on and as of the Amendment No. 1 Effective Date (except to the extent that any such representation or warranty, by its express terms, is applicable to a date occurring on or before the Amendment No. 1 Effective Date); provided, that, for purposes of this Amendment, each reference in Section 4.01 of the Credit Agreement to (A) ”Merger Transactions” shall be deemed to refer to the FDN Merger Transactions, (B) ”Merger Closing Date” shall be deemed to refer to the FDN Merger Closing Date and (C) a Schedule of the Credit Agreement shall mean such Schedule as supplemented as of the Amendment No. 1 Effective Date to give effect to the consummation of the FDN Merger Transactions; provided, that no such supplement to any such Schedule shall amend, supplement or otherwise modify any information in any Schedule set forth therein prior to the Amendment No. 1 Effective Date or be, or be deemed, a waiver of any Default or Event of Default resulting from such information disclosed therein prior to the Amendment No. 1 Effective Date, except as consented to by the Administrative Agent and the Required Lenders in writing; and (ii) the representations and warranties contained in Section 8 of the Security Agreement by FDN and its Subsidiaries as Grantors under the Security Agreement shall be true and correct in all material respects as of the Amendment No. 1 Effective Date;

(b) the FDN Merger Transactions to be consummated pursuant to the FDN Merger Agreement on the FDN Merger Closing Date shall have been consummated in accordance with the terms thereof;

(c) on or before the Amendment No. 1 Effective Date, the Borrower and each other party thereto shall have executed and delivered the Third Capital Lease Amendment;

(d) as of the FDN Merger Closing Date, FDN and its Subsidiaries shall not have Incurred Debt then outstanding in an aggregate principal amount in excess of $1,300,000, provided, that such Debt shall be substantially of the same nature as the Debt shown on Schedule 1 hereto; and

(e) on or before the Amendment No. 1 Effective Date, the Borrower shall have complied with each of the requirements of: (i) Sections 3.01(b)(other than clauses (i) and (iii) thereof), (d), (f), (g), (h), (j)(i), (k) and (l); provided, that, for purposes of this Amendment, references in Section 3.01(b) to (A) ”Amendment Effective Date” shall be deemed to refer to the Amendment No. 1 Effective Date, (B) ”Loan Parties” shall be deemed to refer only those Persons which shall become Loan Parties on the Amendment No. 1 Effective Date, (C) “Merger Transactions” shall be deemed to refer to the FDN Merger Transactions, (D) “Merger” shall be deemed to refer to the FDN Merger, (E) “Merger Closing Date” shall be deemed to refer to the FDN Merger Closing Date, (F) ”Merger Agreement” shall be deemed to refer to the FDN Merger Agreement, (G) “articles of merger” shall be deemed to refer to articles or certificates of merger being filed with each jurisdictional authority necessary for the consummation of the FDN Merger Transactions and (H) “Pre-Amendment Information” shall be deemed to refer to the written information provided by or on behalf of the Borrower to the Lenders regarding the FDN Merger Transactions; and (ii) to the extent required thereunder, Section 5.01(j) with respect to FDN and its Subsidiaries.

For purposes of this Section 4, the terms “FDN Merger Transactions,” “FDN Merger,” “FDN Merger Closing Date” and “FDN Merger Agreement” have the same meanings as such terms shall have in the Credit Agreement, as set forth in Section 2(b) of this Amendment, provided, that the FDN Merger Agreement shall not have been amended after the date hereof in any manner which may be materially adverse to the interest of any Lender.

SECTION 5. Representations and Warranties of the Borrower. The Borrower represents and warrants that:

(a) the execution, delivery and performance of this Amendment by the Borrower, the Parent and such Subsidiary Guarantor is within the corporate powers of each such Loan Party and has been duly authorized by all necessary corporate action by such Loan Party, and this Amendment constitutes a valid and binding agreement of each Loan Party, enforceable against such Loan Party in accordance with its terms; and

(b) no Default would result from this Amendment.

SECTION 6. Consent of the Borrower, the Parent and the Subsidiary Guarantors. The Parent and the Subsidiary Guarantors, as Guarantors under the Credit Agreement, and the Borrower, the Parent and the Subsidiary Guarantors, as Grantors under the Security Agreement, hereby consent to this Amendment and hereby confirm and agree that (a) they have received a copy of and reviewed to their satisfaction this Amendment, (b) notwithstanding the effectiveness of this Amendment, each of the Guaranties, the Security Agreement and the other Loan Documents are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects, except that, on and after the effectiveness of this Amendment, each reference in the Loan Documents to the “Credit Agreement,” “thereunder,” “thereof” or words of like import shall mean and be a reference to the Credit Agreement, as amended by this Amendment, and (c) the Loan Documents to which the Borrower, the Parent or any Subsidiary Guarantor is a party and all of the Collateral described therein do, and shall continue to, secure the payment of all of the Secured Obligations.

SECTION 7. Effect on the Credit Agreement.

(a) The Credit Agreement and the other Loan Documents, as specifically amended by this Amendment, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.

(b) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

SECTION 8. Conditions of Effectiveness. This Amendment, other than Sections 2 and 3 thereof (which shall become effective in accordance with their respective terms), shall become effective as of the date first above written when, and only when, the Administrative Agent shall have received counterparts of this Amendment executed by the Borrower, the Parent, the Subsidiary Guarantors and the Required Lenders or, as to any of the Lenders, advice satisfactory to the Administrative Agent that such Lender has executed this Amendment. This Amendment is subject to the provisions of Section 9.01 of the Credit Agreement.

SECTION 9. Release of the Agent and the Lenders. Effective as of the date hereof, the Borrower and the Subsidiary Guarantors hereby release the Administrative Agent, the Collateral Agent, each Lender and each of their respective direct and indirect stockholders and other affiliates, officers, employees, directors and agents (collectively, the “Releasees”) from any and all claims, demands, liabilities, responsibilities, disputes, causes of action (whether at law or in equity) and obligations of every nature whatsoever, whether liquidated or unliquidated, known or unknown, matured or unmatured, fixed or contingent that any of the Borrower or the Subsidiary Guarantors may have against any Lender, arising from or relating to any action or inactions of any Releasee on or prior to the date hereof with respect to this Agreement, any other Loan Document, the Obligations, the Collateral or any other property securing the Obligations. For purposes of the release contained in this Section 9, the term “Borrower” shall also include the Borrower’s successors and assigns, including, without limitation, any trustee, receiver or other representative acting on behalf of the Borrower.

SECTION 10. Costs; Expenses. The Borrower agrees to pay on demand all costs and expenses of the Administrative Agent in connection with the preparation, execution, delivery and administration, modification and amendment of this Amendment and the other instruments and documents to be delivered hereunder (including, without limitation, the reasonable fees and expenses of counsel for the Administrative Agent) in accordance with the terms of Section 9.04 of the Credit Agreement.

SECTION 11. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment.

SECTION 12. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

PARENT:	ITC^DELTACOM, INC.

	By:	/s/ Douglas A. Shumate
	Name:	Douglas A. Shumate
	Title:	Senior Vice President/Chief Financial Officer

BORROWER:	INTERSTATE FIBERNET, INC.

	By:	/s/ Douglas A. Shumate
	Name:	Douglas A. Shumate
	Title:	Senior Vice President/Chief Financial Officer

SUBSIDIARY GUARANTORS:	ITC^DELTACOM COMMUNICATIONS, INC.

	By:	/s/ Douglas A. Shumate
	Name:	Douglas A. Shumate
	Title:	Senior Vice President/Chief Financial Officer

DELTACOM INFORMATION SYSTEMS, INC.

By:	/s/ Douglas A. Shumate
Name:	Douglas A. Shumate
Title:	Senior Vice President/Chief Financial Officer

BUSINESS TELECOM, INC.

By:	/s/ Douglas A. Shumate
Name:	Douglas A. Shumate
Title:	Senior Vice President/Chief Financial Officer

BTI TELECOM CORP.

By:	/s/ Douglas A. Shumate
Name:	Douglas A. Shumate
Title:	Senior Vice President/Chief Financial Officer

BUSINESS TELECOM OF VIRGINIA, INC.

By:	/s/ Douglas A. Shumate
Name:	Douglas A. Shumate
Title:	Senior Vice President/Chief Financial Officer

ADMINISTRATIVE AGENT AND COLLATERAL AGENT:	GENERAL ELECTRIC CAPITAL CORPORATION

	By:	/s/ Christopher T. Nicholls
	Name:	Christopher T. Nicholls
	Title:	Senior Vice President

BANC OF AMERICA STRATEGIC SOLUTIONS, INC.

By:	/s/ John W. Woodiel III
Name:	John W. Woodiel III
Title:	Managing Director

EXPORT DEVELOPMENT CANADA (f/k/a Export Development Corporation)

By:	/s/ Kevin Skilliter
Name:	Kevin Skilliter
Title:	Loan Asset Manager

By:	/s/ Lynda Bernst
Name:	Lynda Bernst
Title:	IT Loan Portfolio Manager